Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces First Quarter 2019 Operating Results
SAN FRANCISCO, April 25, 2019 — The Federal Home Loan Bank of San Francisco today announced that its net income for the first quarter of 2019 was $104 million, compared with net income of $81 million for the first quarter of 2018.
The $23 million increase in net income relative to the prior-year period primarily reflected improvements in net fair value gains and losses associated with derivatives, hedged items, and financial instruments carried at fair value, and a decrease in the expense associated with voluntary charitable contributions for the Quality Jobs Fund, from $10 million in the first quarter of 2018 to $5 million in the first quarter of 2019. The increase in net income was partially offset by a $4 million decrease in net interest income for the first quarter of 2019 relative to the prior-year period, reflecting a decline in spreads on interest-earning assets.
Total assets increased $1.3 billion to $110.6 billion at March 31, 2019, from $109.3 billion at December 31, 2018. Investments increased $4.1 billion, to $36.5 billion at March 31, 2019, from $32.4 billion at December 31, 2018, primarily reflecting an increase in Federal funds sold, available-for-sale securities, and securities purchased under agreements to resell. Total advances decreased $3.1 billion, to $70.3 billion at March 31, 2019, from $73.4 billion at December 31, 2018.
Accumulated other comprehensive income increased by $52 million during the first three months of 2019, to $287 million at March 31, 2019, from $235 million at December 31, 2018, primarily as a result of improvement in the fair value of mortgage-backed securities classified as available-for-sale.
As of March 31, 2019, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 6.0%, exceeding the 4.0% requirement. The Bank had $6.6 billion in permanent capital, exceeding its risk-based capital requirement of $1.9 billion. Total retained earnings as of March 31, 2019, were $3.4 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the first quarter of 2019 at an annualized rate of 7.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $56 million, including $4 million in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the second quarter of 2019. The Bank expects to pay the dividend on May 14, 2019.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Mar. 31, 2019	Dec. 31, 2018
Total Assets	$110,577	$109,326
Advances	70,262	73,434
Mortgage Loans Held for Portfolio, Net	3,160	3,066
Investments[1]	36,494	32,381
Consolidated Obligations:
Bonds	74,094	72,276
Discount Notes	28,281	29,182
Mandatorily Redeemable Capital Stock	227	227
Capital Stock - Class B - Putable	2,959	2,949
Unrestricted Retained Earnings	2,732	2,699
Restricted Retained Earnings	668	647
Accumulated Other Comprehensive Income/(Loss)	287	235
Total Capital	6,646	6,530

Selected Other Data at Period End	Mar. 31, 2019	Dec. 31, 2018
Regulatory Capital Ratio[2]	5.96%	5.97%

	Three Months Ended
Selected Operating Results for the Period	Mar. 31, 2019	Mar. 31, 2018
Net Interest Income	$144	$148
Other Income/(Loss)	15	(8)
Other Expense	43	49
Affordable Housing Program Assessment	12	10
Net Income	$104	$81

	Three Months Ended
Selected Other Data for the Period	Mar. 31, 2019	Mar. 31, 2018
Net Interest Margin[3]	0.52%	0.47%
Operating Expenses as a Percent of Average Assets	0.12	0.11
Return on Average Assets	0.37	0.26
Return on Average Equity	6.34	4.74
Annualized Dividend Rate	7.00	7.00
Average Equity to Average Assets Ratio	5.87	5.40

1.
Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.

2.
This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability), but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of March 31, 2019, was $6.6 billion.

3.	Net interest margin is net interest income (annualized) divided by average interest-earning assets.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and other-than-temporary impairment of investment securities. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Amy Stewart, (415) 616-2605
stewarta@fhlbsf.com